Registration Statement No. 333-217200
Filed Pursuant to Rule 424(b)(2)

Pricing Supplement dated June 27, 2017, to the Prospectus dated April 27, 2017, the Prospectus Supplement dated April 27, 2017 and the Product Supplement dated May 1, 2017
US$25,000
Senior Medium-Term Notes, Series D
Bullish Digital Return Notes with Barrier due July 31, 2018
Linked to the Lesser Performing of the S&P 500® Index
and the iShares® MSCI Emerging Markets ETF
•
The notes are designed for investors who seek a fixed positive return equal to the Digital Return (as defined below) if the value of the Lesser Performing of the S&P 500® Index and the iShares® MSCI Emerging Markets ETF (each an “Underlying Asset”) does not decrease by more than 20%.  Investors should be willing to forgo periodic interest, and if the value of the Lesser Performing Underlying Asset decreases by more than 20%, be willing to lose 1% of their principal amount for each 1% that the value of the Lesser Performing Underlying Asset decreases.

•	Investors in the notes may lose up to 100% of their principal amount at maturity.
•	The Digital Return is 8.90%. Accordingly, the maximum amount payable on the notes is $1,089.00 for each $1,000 in principal amount.
•	Any payment at maturity is subject to the credit risk of Bank of Montreal.
•	The notes will not be listed on any securities exchange.
•	The notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.
•	The offering priced on June 27, 2017, and the notes will settle through the facilities of The Depository Trust Company on June 30, 2017.
•	The notes are scheduled to mature on July 31, 2018.
•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
Investing in the notes involves risks, including those described in the “Selected Risk Considerations” section beginning on page P-4 of this pricing supplement, the “Additional Risk Factors Relating to the Notes” section beginning on page PS-5 of the product supplement, and the “Risk Factors” section beginning on page S-1 of the prospectus supplement and on page 8 of the prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the product supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.
The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.
On the date of this pricing supplement, based on the terms set forth above, the estimated initial value of the notes is $981.10 per $1,000 in principal amount. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy.

	Price to Public(1)	Agent’s Commission(1)	Proceeds to Bank of Montreal

Per Note	US$1,000	US$4.30	US$995.70

Total	US$25,000	US$107.50	US24,892.50

(1)   Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the notes in these accounts may be between $995.70 and $1,000 per $1,000 in principal amount.

BMO CAPITAL MARKETS

Key Terms of the Notes:

Underlying Assets:
The S&P 500® Index, or the “SPX” (ticker symbol: SPX) and the iShares® MSCI Emerging Markets ETF or the “EEM” (ticker symbol: EEM). See the section below entitled “The Underlying Assets” for additional information about the Underlying Assets. See the section below entitled “Additional Terms of your Notes Related to the SPX” below, which relates to the SPX.

Payment at Maturity:
(i) If the Percentage Change of the Lesser Performing Underlying Asset does not decrease by more than 20%, then the amount that the investors will receive at maturity for each $1,000 in principal amount of the notes will equal:

Principal Amount + (Principal Amount x Digital Return)

If the Final Level of the Lesser Performing Underlying Asset is equal to or greater than its Barrier Level, investors will receive the Digital Return.

(ii) If the Percentage Change of the Lesser Performing Underlying Asset is less than -20.00%, then the payment at maturity will equal:

Principal Amount + (Principal Amount × Percentage Change of the Lesser Performing Underlying Asset) In this case, investors will lose all or a portion of the principal of the notes.

Digital Return:	8.90%

Initial Level:
$2,419.38 with respect to the SPX and $41.41 with respect to the EEM, which was each Underlying Asset’s respective closing level on the Pricing Date. The Initial Level for the EEM is subject to adjustments in certain circumstances. See “General Terms of the Notes — Anti-Dilution Adjustments” in the product supplement for additional information about these adjustments.

Final Level:	With respect to each Underlying Asset, its closing level or closing price, as applicable, on the Valuation Date.

Barrier Level:	$1,935.50 with respect to the SPX and $33.13 with respect to the EEM, which is 80.00% of the Initial Level for each of the Underlying Assets (rounded to two decimal places).

Barrier Percentage:
-20.00%. Accordingly, if the Final Level of the Lesser Performing Underlying Asset is less than its Barrier Level, you will receive less than the principal amount of your notes at maturity, and you could lose up to 100% of the principal amount of your notes.

Lesser Performing Underlying Asset:	The Underlying Asset that has the lowest Percentage Change.

Percentage Change:	Final Level – Initial Level, expressed as a percentage. Initial Level

Pricing Date:	June 27, 2017

Settlement Date:	June 30, 2017

Valuation Date:	July 26, 2018

Maturity Date:	July 31, 2018

Automatic Redemption:	Not applicable

Calculation Agent:	BMOCM

Selling Agent:	BMOCM

CUSIP:	06367TYE4

Payoff Example

The following table shows the hypothetical payout profile of an investment in the notes based on hypothetical Percentage Changes of the Lesser Performing Underlying Asset, reflecting the Barrier Level of 80.00% and the Digital Return of 8.90%.  Please see the hypothetical returns sections below for more detailed examples.

* Your return on the notes will be determined solely by the Percentage Change of the Lesser Performing Underlying Asset.

Additional Terms of the Notes

You should read this pricing supplement together with the product supplement dated May 1, 2017, the prospectus supplement dated April 27, 2017 and the prospectus dated April 27, 2017.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors Relating to the Notes” in the product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement dated May 1, 2017: http://www.sec.gov/Archives/edgar/data/927971/000121465917002864/d427171424b5.htm

•	Prospectus supplement dated April 27, 2017: http://www.sec.gov/Archives/edgar/data/927971/000119312517142764/d381374d424b5.htm

•	Prospectus dated April 27, 2017: http://www.sec.gov/Archives/edgar/data/927971/000119312517142728/d254784d424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Assets.  These risks are explained in more detail in the “Additional Risk Factors Relating to the Notes” section of the product supplement.

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Your investment in the notes may result in a loss. — You may lose some or all of your investment in the notes. The payment at maturity will be based on the Final Level of the Lesser Performing Underlying Asset, and whether the Final Level of the Lesser Performing Underlying Asset on the Valuation Date has declined from its Initial Level to a closing value that is less than its Barrier Level.  If the Final Level of the Lesser Performing Underlying Asset is less than its  Barrier Level, you will lose 1% of the principal amount of your notes for each 1% that its Final Level is less than its Initial Level.  Accordingly, you could lose up to 100% of the principal amount of the notes.

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Your return on the notes is limited to the Digital Return, regardless of any appreciation in the value of the Underlying Assets. — The return on your notes will not be greater than the Digital Return. This will be the case even if the Percentage Change of the Lesser Performing Underlying Asset exceeds the Digital Return.

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Your investment is subject to the credit risk of Bank of Montreal. — Our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay the amount due at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

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Your return on the notes will be determined solely by reference to the Lesser Performing Underlying Asset, even if the other Underlying Asset performs better. — Your payment at maturity will only be determined by reference to the performance of the Lesser Performing Underlying Asset.  Even if the other Underlying Asset has appreciated in value compared to its Initial Level, or has experienced a decline that is less than that of the Lesser Performing Underlying Asset, your return at maturity will only be determined by reference to the performance of the Lesser Performing Underlying Asset.

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Your return on the notes will be determined by reference to each Underlying Asset individually, not to a basket, and the payments on the notes will be based on the performance of the Lesser Performing Underlying Asset. — The notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the notes, the individual performance of each Underlying Asset would not be combined, and the depreciation of an Underlying Asset would not be mitigated by any appreciation of the other Underlying Asset. Instead, your return at maturity will depend solely on the Final Level of the Lesser Performing Underlying Asset.

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Potential conflicts. — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We or one or more of our affiliates may also engage in trading of shares of the ETF or the securities represented or held by the Underlying Assets on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers. Any of these activities could adversely affect the value of an Underlying Asset and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Assets. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

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Our initial estimated value of the notes is lower than the price to public. — Our initial estimated value of the notes is only an estimate, and is based on a number of factors.  The price to public of the notes exceeds our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the price to public, but are not included in the estimated value.  These costs include the underwriting discount and selling concessions, the profits that we and our affiliates expect to realize for assuming the risks in hedging our obligations under the notes and the estimated cost of hedging these obligations.

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Our initial estimated value does not represent any future value of the notes, and may also differ from the estimated value of any other party. — Our initial estimated value of the notes as of the date of this pricing supplement is derived using our internal pricing models.  This value is based on market conditions and other relevant factors, which include volatility of the Underlying Assets, dividend rates and interest rates.  Different pricing models and assumptions could provide values for the notes that are greater than or less than our initial estimated value.  In addition, market conditions and other relevant factors after the Pricing Date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect.  After the Pricing Date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this pricing supplement and the product supplement.  These changes are likely to impact the price, if any, at which we or BMOCM would be willing to purchase the notes from you in any secondary market transactions.  Our initial estimated value does not represent a minimum price at which we or our affiliates would be willing to buy your notes in any secondary market at any time.

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The terms of the notes were not determined by reference to the credit spreads for our conventional fixed-rate debt. — To determine the terms of the notes, we used an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt.  As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

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Certain costs are likely to adversely affect the value of the notes. — Absent any changes in market conditions, any secondary market prices of the notes will likely be lower than the price to public.  This is because any secondary market prices will likely take into account our then-current market credit spreads, and because any secondary market prices are likely to exclude all or a portion of the underwriting discount and selling concessions and the hedging profits and estimated hedging costs that are included in the price to public of the notes and that may be reflected on your account statements.  In addition, any such price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction, such as dealer discounts, mark-ups and other transaction costs.  As a result, the price, if any, at which BMOCM or any other party may be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the price to public.  Any sale that you make prior to the maturity date could result in a substantial loss to you.

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You will not have any shareholder rights and will have no right to receive any securities represented by the Underlying Assets at maturity. — Investing in your notes will not make you a holder of any securities represented by the Underlying Assets.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to these securities.

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Owning the notes is not the same as owning the Underlying Assets or their components or a security directly linked to the performance of the Underlying Assets or their components.  — The return on your notes will not reflect the return you would realize if you actually owned the Underlying Assets or their components or a security directly linked to the performance of the Underlying Assets or their components and held that investment for a similar period. Your notes may trade quite differently from the Underlying Assets.  Changes in the value of an Underlying Asset may not result in comparable changes in the market value of your notes.  Even if the value of an Underlying Asset increases from its Initial Level during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes prior to maturity to decrease while the value of an Underlying Asset increases.

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You will not have any shareholder rights and will have no right to receive any securities represented by the Underlying Assets at maturity. — Investing in your notes will not make you a holder of any securities represented by the Underlying Assets.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to these securities.

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Adjustments to the Underlying Assets could adversely affect the value of the notes.  S&P Dow Jones Indices LLC (“S&P”), the sponsor of the SPX (the “Index Sponsor”) and BlackRock Fund Advisors, the investment advisor of the ETF may add, delete or substitute the stocks represented or held by the Underlying Assets, or make other methodological changes. Further, these index sponsors and the investment advisor may discontinue or suspend calculation or publication of these indices or discontinue or suspend maintenance of the ETF at any time, as applicable. Any of these actions could affect the value of and the return on the notes.

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We have no affiliation with the Index Sponsor (or the underlying index for the ETF) or the sponsor or investment advisor of the ETF and will not be responsible for any actions taken by them. — The Index Sponsor and the sponsor or investment advisor of the ETF are not our affiliates, and will not be involved in the offering of the notes in any way. Consequently, we have no control over the actions of the Index Sponsor or the sponsor or investment advisor of the ETF, including any actions of the type that would require the calculation agent to adjust the payments on the notes. None of the Index Sponsor or the sponsor or investment advisor of the ETF has any obligation of any sort with respect to the notes. Thus, the Index Sponsor or the sponsor or investment advisor of the ETF has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the notes.  None of our proceeds from the issuance of the notes will be delivered to the Index Sponsor or the sponsor or investment advisor of the ETF.

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The performance of the ETF may not correlate with the performance of its underlying index as well as the net asset value per share of the ETF. — The performance of the ETF is linked principally to the performance of its underlying index and the net asset value per share of the ETF. However, because of the potential discrepancies identified in more detail in the product supplement, the return on the ETF may correlate imperfectly with the return on its underlying index or the net asset value per share of the ETF.

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The ETF is subject to management risks. — The ETF is subject to management risk, which is the risk that the investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment advisor may invest a portion of the ETF’s assets in securities not included in the relevant industry or sector but which the investment advisor believes will help the ETF track the relevant industry or sector.

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Lack of liquidity. — The notes will not be listed on any securities exchange.  BMOCM may offer to purchase the notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which BMOCM is willing to buy the notes.

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Hedging and trading activities. — We or any of our affiliates may have carried out or may carry out hedging activities related to the notes, including purchasing or selling securities included in the Underlying Assets, or futures or options relating to the Underlying Assets, or other derivative instruments with returns linked or related to changes in the performance of the Underlying Assets.  We or our affiliates may also engage in trading relating to the Underlying Assets from time to time. Any of these hedging or trading activities on or prior to the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.

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Many economic and market factors will influence the value of the notes. — In addition to the value of the Underlying Assets and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, and which are described in more detail in the product supplement.

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You must rely on your own evaluation of the merits of an investment linked to the Underlying Assets. — In the ordinary course of their businesses, our affiliates from time to time may express views on expected movements in the value of the Underlying Assets or the prices of the securities included in the Underlying Assets.  One or more of our affiliates have published, and in the future may publish, research reports that express views on the Underlying Assets or these securities.  However, these views are subject to change from time to time.  Moreover, other professionals who deal in the markets relating to the Underlying Assets at any time may have significantly different views from those of our affiliates.  You are encouraged to derive information concerning each of the Underlying Assets from multiple sources, and you should not rely on the views expressed by our affiliates.

Neither the offering of the notes nor any views which our affiliates from time to time may express in the ordinary course of their businesses constitutes a recommendation as to the merits of an investment in the notes.

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An investment in the notes is subject to risks associated with foreign securities markets. — The Underlying Index tracks the value of certain foreign equity securities.  You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks.  The foreign securities markets comprising the Underlying Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions.  These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

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An investment in the notes is subject to foreign currency exchange rate risk. — The share price of the EEM will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EEM are traded.  Accordingly, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EEM are traded.  An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar.  If the dollar strengthens against these currencies, the net asset value of the EEM will be adversely affected and the price of the EEM may decrease.

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Significant aspects of the tax treatment of the notes are uncertain. — The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the section entitled “U.S. Federal Tax Information” in this pricing supplement, the section entitled “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Hypothetical Return on the Notes at Maturity

The following table and examples illustrate the hypothetical returns at maturity on a $1,000 investment in the notes based on hypothetical Percentage Changes of the Lesser Performing Reference Asset.  The “return,” as used in this section is the number, expressed as a percentage, which results from comparing the payment at maturity per $1,000 in principal amount of the notes to $1,000.  The hypothetical total returns set forth below are based on a hypothetical Initial Level of 1,000 for the Lesser Performing Underlying Asset, the Barrier Percentage of -20% (the Barrier Level is 80% of the Initial Level) and the Digital Return of 8.90%.  The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to investors in the notes.  The numbers appearing in the following table and in the examples below have been rounded for ease of analysis. We make no representation or warranty as to which of the Underlying Assets will be the Lesser Performing Underlying Asset. It is possible that the Final Level of each Underlying Asset will be less than its Barrier Level.

Hypothetical Final Level of the Lesser Performing Underlying Asset	Hypothetical Percentage Change of the Lesser Performing Underlying Asset	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
2,000.00	100.00%	$1,089.00	8.90%
1,500.00	50.00%	$1,089.00	8.90%
1,200.00	20.00%	$1,089.00	8.90%
1,100.00	10.00%	$1,089.00	8.90%
1,045.50	4.55%	$1,089.00	8.90%
1,030.00	3.00%	$1,089.00	8.90%
1,020.00	2.00%	$1,089.00	8.90%
1,000.00	0.00%	$1,089.00	8.90%
980.00	-2.00%	$1,089.00	8.90%
950.00	-5.00%	$1,089.00	8.90%
900.00	-10.00%	$1,089.00	8.90%
850.00	-15.00%	$1,089.00	8.90%
800.00	-20.00%	$1,089.00	8.90%
700.00	-30.00%	$700.00	-30.00%
600.00	-40.00%	$600.00	-40.00%
500.00	-50.00%	$500.00	-50.00%
400.00	-60.00%	$400.00	-60.00%
200.00	-80.00%	200.00	-80.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the returns set forth in the table above are calculated.

Example 1: The value of the Lesser Performing Underlying Asset decreases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 400.00, representing a Percentage Change of -60%.  Because the Percentage Change of the Lesser Performing Underlying Asset is negative and its hypothetical Final Level is less than its hypothetical Initial Level by more than the Barrier Percentage of -20.00%, the investor receives a payment at maturity of $400 per $1,000 in principal amount of the notes, calculated as follows:

$1,000 + ($1,000 x -60%) = $400

Example 2: The value of the Lesser Performing Underlying Asset decreases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 900.00, representing a Percentage Change of -10.00%.  Although the Percentage Change of the Lesser Performing Underlying Asset is negative, because its hypothetical Final Level is less than its hypothetical Initial Level by not more than 20.00%, the investor receives a payment at maturity of $1,089.00 per $1,000 in principal amount of the notes, representing the Digital Return.

Example 3: The value of the of the Lesser Performing Underlying Asset increases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 1,030.00, representing a Percentage Change of 3.00%.  Because the hypothetical Final Level of the Lesser Performing Underlying Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,089.00 per $1,000 in principal amount of the notes, representing the Digital Return.

Example 4: The value of the Lesser Performing Underlying Asset increases from the hypothetical Initial Level of 1,000.00 to a hypothetical Final Level of 1,500.00, representing a Percentage Change of 50%.  Because the hypothetical Final Level of the Lesser Performing Underlying Asset is greater than its hypothetical Initial Level, the investor receives a payment at maturity of $1,089.00 per $1,000 in principal amount of the notes, representing the Digital Return.  However, in this case, the return on the notes would be less than the Percentage Change of the Lesser Performing Underlying Asset.

Additional Terms of the Notes Related to the SPX

Unavailability of the Level of the SPX on a Valuation Date

If the Index Sponsor of the SPX discontinues publication of the SPX and the Index Sponsor or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to SPX (such successor or substitute index being referred to in this section as a “successor index”), then the applicable SPX closing level will be determined by reference to the published level of that successor index at the regular weekday close of trading on the Valuation date.

Upon any selection by the calculation agent of a successor index, the calculation agent will provide written notice to the trustee of the selection, and the trustee will furnish written notice thereof, to each noteholder, or in the case of global notes, the depositary, as holder of the global notes.

If a successor index is selected by the calculation agent, that successor index will be used as a substitute for the SPX for all purposes, including for purposes of determining whether a market disruption event exists with respect to the SPX.

If the Index Sponsor discontinues publication of the SPX prior to, and that discontinuance is continuing on, the Valuation Date and the calculation agent determines, in its sole discretion, that no successor index is available at that time, then the calculation agent will determine the level of the Underlying Asset for the relevant date in accordance with the formula for and method of calculating the SPX last in effect prior to the discontinuance, without rebalancing or substitution, using the closing level (or, if trading in the relevant underlying securities or components of the SPX have been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for that suspension or limitation) at the close of the principal trading session of the relevant exchange on that date of each security or component most recently comprising the SPX.  Notwithstanding these alternative arrangements, discontinuance of the publication of the SPX may adversely affect the value of your notes.

If at any time the method of calculating a closing level for the SPX or a successor index is changed in a material respect, or if such index is in any other way modified so that the index does not, in the opinion of the calculation agent, fairly represent the level of the index had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City on the Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of an index comparable to that index as if those changes or modifications had not been made.  Accordingly, if the method of calculating the index is modified so that the value of that index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the calculation agent will adjust the index in order to arrive at a value of that index as if it had not been modified (e.g., as if such split had not occurred).

Notwithstanding these alternative arrangements, discontinuance of the publication of the SPX may adversely affect the value of your notes.

Market Disruption Events

If a market disruption event occurs or is continuing on the Valuation Date as to the SPX, its Final Level will equal its closing level on the first trading day following the Valuation Date on which the calculation agent determines that a market disruption event is not continuing.  If a market disruption event occurs or is continuing on each trading day to and including the tenth trading day following the Valuation Date, the Final Level of the SPX will be determined (or, if not determinable, estimated by the calculation agent in a manner which is considered commercially reasonable under the circumstances) by the calculation agent on that tenth trading day, regardless of the occurrence or continuation of a market disruption event on that day.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Level of the SPX that would have prevailed in the absence of the market disruption event.

A market disruption event as to the SPX means any event, circumstance or cause which we determine, and the calculation agent confirms, has or will have a material adverse effect on our ability to perform our obligations under the notes or to hedge our position in respect of obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to the SPX:

•	a suspension, absence or limitation of trading in index components constituting 20% or more, by weight, of the SPX;

•	a suspension, absence or limitation of trading in futures or options contracts relating to the SPX on their respective markets;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, index components constituting 20% or more, by weight, of the SPX, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to the SPX on their respective markets;

•
the closure on any day of the primary market for futures or options contracts relating to that index or index components constituting 20% or more, by weight, of the SPX on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary markets for index components constituting 20% or more, by weight, of the SPX or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on the SPX are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “—Use of Proceeds and Hedging.”

Use of Proceeds and Hedging

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of the securities included in the SPX, or listed or over-the-counter options, futures and other instruments linked to the SPX or its components.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to your notes, from time to time we or our affiliates expect to acquire or dispose of securities included in the SPX or positions in listed or over-the-counter options, futures or other instruments linked to the SPX or its components.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those securities.

 In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to the SPX or its components.  We expect these steps to involve sales of instruments linked to the SPX or its components on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

U.S. Federal Tax Information

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product supplement under “Supplemental Tax Considerations—Supplemental U.S. Federal Income Tax Considerations,” which applies to the notes.

Supplemental Plan of Distribution (Conflicts of Interest)

BMOCM will purchase the notes from us at a purchase price reflecting the commission set forth on the cover page of this pricing supplement. BMOCM has informed us that, as part of its distribution of the notes, it will reoffer the notes to other dealers who will sell them. Each such dealer, or each  additional dealer engaged by a dealer to whom BMOCM reoffers the notes, will receive a commission from BMOCM, which will not exceed the commission set forth on the cover page. This commission includes a selling concession of up to 1.6% of the principal amount that we or one of our affiliates will pay to one or more dealers in connection with the distribution of the notes.

Certain dealers who purchase the notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions.  The public offering price for investors purchasing the notes in these accounts may be less than 100% of the principal amount, as set forth on the cover page of this document.  Investors that hold their notes in these accounts may be charged fees by the investment advisor or manager of that account based on the amount of assets held in those accounts, including the notes.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

You should not construe the offering of the notes as a recommendation of the merits of acquiring an investment linked to any Underlying Asset or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes.  BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of the notes.  In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless BMOCM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.

For a period of approximately three months following issuance of the notes, the price, if any, at which we or our affiliates would be willing to buy the notes from investors, and the value that BMOCM may also publish for the notes through one or more financial information vendors and which could be indicated for the notes on any brokerage account statements, will reflect a temporary upward adjustment from our estimated value of the notes that would otherwise be determined and applicable at that time. This temporary upward adjustment represents a portion of (a) the hedging profit that we or our affiliates expect to realize over the term of the notes and (b) the underwriting discount and the selling concessions paid in connection with this offering.  The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month period.

Additional Information Relating to the Estimated Initial Value of the Notes

Our estimated initial value of the notes that is set forth on the cover page of this pricing supplement, equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The value of these derivative transactions are derived from our internal pricing models.  These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors.  As a result, the estimated initial value of the notes on the Pricing Date was determined based on market conditions on the Pricing Date.

The Underlying Assets

All disclosures contained in this pricing supplement regarding the Underlying Assets, including, without limitation, their make-up, method of calculation, and changes in their components and their historical closing values, have been derived from publicly available information prepared by the applicable sponsors. The information reflects the policies of, and is subject to change by, the sponsors. The sponsors own the copyrights and all rights to the Underlying Assets. The sponsors are under no obligation to continue to publish, and may discontinue publication of, the Underlying Assets. Neither we nor BMO Capital Markets Corp. accepts any responsibility for the calculation, maintenance or publication of any Underlying Asset or any successor.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of this Underlying Asset is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

S&P chooses companies for inclusion in this Underlying Asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of its Stock Guide Database of over 10,000 companies, which S&P uses as an assumed model for the composition of the total market. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock generally is responsive to changes in the affairs of the respective industry, and the market value and trading activity of the common stock of that company.

S&P calculates this Underlying Asset by reference to the prices of the constituent stocks of this Underlying Asset without taking account of the value of dividends paid on those stocks. As a result, the return on the notes will not reflect the return you would realize if you actually owned this Underlying Asset constituent stocks and received the dividends paid on those stocks.

Computation of the S&P 500® Index

While S&P currently employs the following methodology to calculate the S&P 500® Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the Payment at Maturity.

Historically, the market value of any component stock of the S&P 500® Index was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, S&P began shifting the S&P 500® Index halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the S&P 500® Index to full float adjustment on September 16, 2005. S&P’s criteria for selecting stocks for the S&P 500® Index did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the S&P 500® Index.

Under float adjustment, the share counts used in calculating the S&P 500® Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.

In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the S&P 500® Index.  Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings.  However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.

Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block.  If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding.  As of September 21, 2012, available float shares are defined as the total shares outstanding less shares held by control holders.  This calculation is subject to a 5% minimum threshold for control blocks.  For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, S&P would assign that company an IWF of 1.00, as no control group meets the 5% threshold.  However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, S&P would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control.  For companies with multiple classes of stock, S&P calculates the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

The S&P 500® Index is calculated using a base-weighted aggregate methodology. The level of the S&P 500® Index reflects the total market value of all 500 component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to use and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941-43 = 10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it serves as a link to the original base period level of the S&P 500® Index. The index divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which is index maintenance.

Index Maintenance

Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index, and do not require index divisor adjustments.

To prevent the level of the S&P 500® Index from changing due to corporate actions, corporate actions which affect the total market value of the S&P 500® Index require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the S&P 500® Index remains constant and does not reflect the corporate actions of individual companies in the S&P 500® Index. Index divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index closing level.

Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at the market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday. Changes of less than 5.00% due to a company’s acquisition of another company in the S&P 500® Index are made as soon as reasonably possible. All other changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.

Changes in IWFs of more than five percentage points caused by corporate actions (such as merger and acquisition activity, restructurings, or spinoffs) will be made as soon as reasonably possible. Other changes in IWFs will be made annually when IWFs are reviewed.

License Agreement

We and S&P have entered into a non-exclusive license agreement providing for the license to us and certain of our affiliates, in exchange for a fee, of the right to use the S&P 500® Index, in connection with certain securities, including the notes. The S&P 500® Index is owned and published by S&P.

The license agreement between S&P and us provides that the following language must be set forth in this pricing supplement:

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard and Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance.  S&P Dow Jones Indices’ only relationship to us with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors.  The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes.  S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the Index.  S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes.  There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors.  Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index.  It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”).  These trademarks have been licensed for use by Bank of Montreal. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. The notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the notes.

iShares® MSCI Emerging Markets ETF

iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the ETF. Each iShares Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The iShares Funds typically earn income from dividends from securities held by them. These amounts, net of expenses and taxes (if applicable), are passed along to the iShares Funds’ shareholders as “ordinary income.” In addition, the iShares Funds realize capital gains or losses whenever they sell securities. Net long-term capital gains are distributed to their respective shareholders as “capital gain distributions.” However, because the notes are linked only to the share price of the ETF, you will not be entitled to receive income, dividend, or capital gain distributions from the ETF or any equivalent payments.

The selection of the ETF is not a recommendation to buy or sell the shares of the ETF. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the ETF. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the ETF may be obtained through the SEC’s website at http://www.sec.gov.

“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the notes or in connection with our use of information about the ETF or any of the iShares Funds.

The ETF is intended to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. This Underlying Asset trades on NYSE Arca under the ticker symbol “EEM.”

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 23 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, South Korea, Taiwan, Thailand, Turkey and the United Arab Emirates.

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices. MSCI is the Index Sponsor of the MSCI Emerging Markets Index.

General – MSCI Global Investable Market Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, exchange traded funds, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

•
Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•
DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size−based indices:

•	Investable Market Index (Large + Mid + Small);
•	Standard Index (Large + Mid);

•	Large Cap Index;
•	Mid Cap Index; or
•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;
•	determining the global minimum size range for each size segment;
•	determining the market size−segment cutoffs and associated segment number of companies;
•	assigning companies to the size segments; and
•	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub−industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover. In particular, index maintenance involves:

(i)	Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)
Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Through this maintenance process, MSCI may make structural changes to the indices by adding or deleting component country indices. Consequently, the composition of the Underlying Index may change over the term of the notes.

Neither we nor any of our affiliates, including BMOCM, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in the Underlying Index, or any successor to the index. MSCI does not guarantee the accuracy or the completeness of the Underlying Index, or any data included in the index. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Underlying Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Underlying Index, or the manner in which the index is applied in determining the amount payable on the notes at maturity.

Historical Performances of the Underlying Assets

The following tables set forth the quarter-end high and low closing levels for each Underlying Asset from the first quarter of 2008 through the Pricing Date.

The historical levels of the Underlying Assets are provided for informational purposes only. You should not take the historical levels of the applicable Underlying Asset as an indication of its future performance, which may be better or worse than the levels set forth below.

Closing Levels of the S&P 500® Index

		High	Low
2008	First Quarter	1,447.16	1,273.37
	Second Quarter	1,426.33	1,278.38
	Third Quarter	1,305.32	1,106.39
	Fourth Quarter	1,161.06	752.44

2009	First Quarter	934.70	676.53
	Second Quarter	946.21	811.08
	Third Quarter	1,071.66	879.13
	Fourth Quarter	1,127.78	1,025.21

2010	First Quarter	1,174.17	1,056.74
	Second Quarter	1,217.28	1,030.71
	Third Quarter	1,148.67	1,022.58
	Fourth Quarter	1,259.78	1,137.03

2011	First Quarter	1,343.01	1,256.88
	Second Quarter	1,363.61	1,265.42
	Third Quarter	1,353.22	1,119.46
	Fourth Quarter	1,285.09	1,099.23

2012	First Quarter	1,416.51	1,277.06
	Second Quarter	1,419.04	1,278.04
	Third Quarter	1,465.77	1,334.76
	Fourth Quarter	1,461.40	1,353.33

2013	First Quarter	1,569.19	1,457.15
	Second Quarter	1,669.16	1,541.61
	Third Quarter	1,725.52	1,614.08
	Fourth Quarter	1,848.36	1,655.45

2014	First Quarter	1,878.04	1,741.89
	Second Quarter	1,962.87	1,815.69
	Third Quarter	2,011.36	1,909.57
	Fourth Quarter	2,090.57	1,862.49

2015	First Quarter	2,117.39	1,992.67
	Second Quarter	2,130.82	2,057.64
	Third Quarter	2,128.28	1,867.61
	Fourth Quarter	2,109.79	1,923.82

2016	First Quarter	2,063.95	1,829.08
	Second Quarter	2,119.12	2,000.54
	Third Quarter	2,190.15	2,088.55
	Fourth Quarter	2,271.72	2,085.18

2017	First Quarter	2,395.96	2,257.83
	Second Quarter (through the Pricing Date)	2,453.46	2,328.95

Closing Levels of the iShares® MSCI Emerging Markets ETF

		High	Low
2008	First Quarter	50.37	42.17
	Second Quarter	51.70	44.43
	Third Quarter	44.43	31.33
	Fourth Quarter	33.90	18.22

2009	First Quarter	27.09	19.94
	Second Quarter	34.64	25.65
	Third Quarter	39.29	30.75
	Fourth Quarter	42.07	37.56

2010	First Quarter	43.22	36.83
	Second Quarter	43.98	36.16
	Third Quarter	44.77	37.59
	Fourth Quarter	48.58	44.77

2011	First Quarter	48.69	44.63
	Second Quarter	50.21	45.50
	Third Quarter	48.46	34.95
	Fourth Quarter	42.80	34.36

2012	First Quarter	44.76	38.23
	Second Quarter	43.54	36.68
	Third Quarter	42.37	37.42
	Fourth Quarter	44.35	40.14

2013	First Quarter	45.20	41.80
	Second Quarter	44.23	36.63
	Third Quarter	43.29	37.34
	Fourth Quarter	43.66	40.44

2014	First Quarter	40.99	37.09
	Second Quarter	43.95	40.82
	Third Quarter	45.85	41.56
	Fourth Quarter	42.44	37.73

2015	First Quarter	41.07	37.92
	Second Quarter	44.09	39.04
	Third Quarter	39.78	31.32
	Fourth Quarter	36.29	31.55

2016	First Quarter	34.28	28.25
	Second Quarter	35.26	31.87
	Third Quarter	38.20	33.77
	Fourth Quarter	38.10	34.08

2017	First Quarter	39.99	35.43
	Second Quarter (through the Pricing Date)	41.93	38.81

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Senior Indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the Senior Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Senior Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Senior Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Senior Debt Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated April 27, 2017, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated April 27, 2017.

In the opinion of Morrison & Foerster LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, and the Notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated April 27, 2017, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated April 27, 2017.